EXHIBIT 99.1

   Aspyra Reports Results of Operations for the First Quarter Ended
                            March 31, 2007

    CALABASAS, Calif.--(BUSINESS WIRE)--May 21, 2007--Aspyra, Inc. (AMEX:APY), ... a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the first quarter ended March 31, 2007.

    Sales were $2,480,634 for the first quarter and the Company incurred a net loss of $936,591 or basic and diluted net loss per share of $.09 compared to sales of $2,702,075 and net loss of $1,313,708 or basic and diluted net loss per share of $.15 for the quarter ended March 31, 2006.

    Steven M. Besbeck stated, "The results of operations for the first fiscal quarter were an improvement over the comparable period even though we recognized less revenue associated with sales of clinical and diagnostic imaging systems. The decrease in revenues was due to the Company concluding sales late in the quarter, which due to timing issues, were not fully implemented and recognized in the quarter. Unfortunately such delays are common in our business but we expect to recognize the revenues in subsequent periods. Due to the stringent revenue recognition policies that we operate under there is often a significant period of time that lapses from the receipt of an order until we can actually perform on the transaction and take revenue on the sale. We are working to build a larger pipeline of business which may help mitigate the quarterly variations."

    Aspyra is a global provider of Health Care Information Technology
(HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) and Clinical Image Management Systems
(CIMS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers, orthopedic environments and pharmacies. Aspyra's highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

    Safe Harbor Statement

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra's markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today May 21, 2007, including management's own knowledge and assessment of the Company's industry and competition. Factors that could cause Aspyra's actual results to differ materially from these forward-looking statements include among others: whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

    CONTACT: Aspyra, Inc.
             Steven M. Besbeck, President and CEO, 818-880-6700 x8660